EXHIBIT 107

Calculation of Filing Fee Tables

F-10

(Form Type)

Vox Royalty Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares	457(o)	(1)	(1)	(1)	0.00011020	(1)
Fees to be Paid	Equity	Preferred Shares	457(o)	(1)	(1)	(1)	0.00011020	(1)
Fees to be Paid	Debt	Debt Securities	457(o)	(1)	(1)	(1)	0.00011020	(1)
Fees to be Paid	Other	Subscription Receipts	457(o)	(1)	(1)	(1)	0.00011020	(1)
Fees to be Paid	Other	Warrants	457(o)	(1)	(1)	(1)	0.00011020	(1)
Fees to be Paid	Other	Units	457(o)	(1)	(1)	(1)	0.00011020	(1)
	Total Offering Amounts					US$100,000,000(2)	0.00011020	US$11,020.00
	Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							US$11,020.00

(1)

There are being registered under this Registration Statement such indeterminate number of Common Shares, Preferred Shares, Debt Securities, Subscription Receipts, Warrants and Units to be sold by Vox Royalty Corp. (the “Registrant”) as shall have an aggregate initial offering price not to exceed US$100,000,000. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, with respect to the securities to be sold by the Registrant. In no event will the aggregate offering price of all securities sold by the Registrant from time to time pursuant to this Registration Statement exceed $100,000,000.